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                                                                   EXHIBIT 10.16





                         CONTRACT TO SELL AND PURCHASE


                                 BY AND BETWEEN
                           LAMAR ADVERTISING COMPANY,
                                    AS BUYER

                                      AND

                               OUTDOOR EAST, L.P.
                             A LIMITED PARTNERSHIP,
                                   AS SELLER




                                OCTOBER 9, 1996













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                         CONTRACT TO SELL AND PURCHASE

       THIS AGREEMENT dated effective the 9th day of October, 1996, entered into by and between Outdoor East, L.P., a Delaware limited partnership, doing business in Georgia, North Carolina, South Carolina, Virginia, West Virginia and Florida ("Seller"), TLC Properties, Inc. a Louisiana corporation ("TLC") and Lamar Advertising Company, a Delaware corporation ("Buyer"):

                                  WITNESSETH:

       WHEREAS, Seller is the owner of certain property and contract rights and has used such property and contract rights in conducting an outdoor advertising business in the counties listed on Schedule "A" (hereinafter collectively referred to as the "Area"); and

       WHEREAS, Seller has agreed to sell such property and contract rights to Buyer, which intends to use the same in conducting its outdoor advertising business;

       NOW, THEREFORE, in consideration of the covenants and agreements by the parties and sums to be paid to Seller as set forth hereafter, Seller hereby agrees to sell and Buyer hereby agrees to purchase from Seller its outdoor advertising assets located in the Area, on certain terms and conditions, all as set forth below:

1.     PROPERTY TO BE SOLD.

       1.1    Tangible and Intangible property.   The tangible property of
Seller to be sold to Buyer and the intangible property of Seller to be transferred by assignment or other means to Buyer pursuant to this Agreement consist of all outdoor advertising assets presently owned by Seller and used in Seller's outdoor advertising business in the Area including but not limited to those assets described on Schedule "1A" attached hereto (which assets shall hereinafter be separately referred to as the "Tangible Property" and "Intangible Assets", respectively).

       1.2 Real Property. The real property of the Seller to be sold to TLC by means of a warranty deed as listed on Schedule "1B" attached hereto, including the improvements located thereon (which assets shall be referred to herein as the "Real Property").

       1.3 Assignment of Options. Seller shall assign to Buyer and Buyer shall receive an assignment from Seller of Seller's rights and interest in and to the Option Agreement made and entered into as of the 31st day of May, 1996, by and between Seller and James A. Eatrides, Thomas C. Parsons, Frank J. Nataro, Ashoka Varma and James A. Eatrides, as trustee of the Chesapeake Outdoor Enterprises, Inc. Voting Trust Agreement dated December 30, 1994 (the "Option Agreement"). Such Option Agreement providing a first option to acquire forty-eight and one-half shares (48.5) of the stock of Chesapeake Outdoor Enterprises, Inc. ("Chesapeake"), being approximately thirty-eight and 8/10 (38.8%) percent of the issued and outstanding capital stock of Chesapeake, and a second option to acquire an additional forty-eight and 5/10 (48.5) shares of stock of Chesapeake, being approximately thirty-eight and 8/10 (38.8%) percent thirty-eight and 8/10 (38.8%) percent of the issued and outstanding capital stock of Chesapeake, such options being fully described in that certain Option Agreement, and the amendment thereto, attached hereto as Schedule "1C".

       1.4 Assignment of Agreement. Seller shall assign to Buyer all rights of Seller, Seller's general partner and Seller's limited partners in and to that certain agreement entitled "Chesapeake Owners Asset Option and Reimbursement Agreement" dated May 31, 1996, such agreement providing an option to Seller to purchase the assets of Tidewater Partners and PNE Media, Inc. A copy of this
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agreement, and the amendment thereto, is attached hereto as Schedule "1D".

2.     PURCHASE PRICE AND PAYMENT.

       2.1 Purchase Price and Payment. The aggregate purchase price for the Property to be paid to Seller (the "Purchase Price") is Sixty Million Five Hundred Thousand and No/100 ($60,500,000.00) Dollars, payable as follows:

       (a) Cash. The sum of SIXTY MILLION FIVE HUNDRED THOUSAND and NO/100 ($60,500,000.00) DOLLARS, less the amount of the Seller Debt paid by Buyer under (b) of this section, shall be delivered to Seller by Buyer at the Closing in the form of a federal wire transfer to a bank account designated in writing by Seller, or by delivery to Seller of a bank certified or a cashier's check, payable to the order of Seller, which amount includes the sum allocated to and paid under the Non-Competition Agreements, being a total of Three Hundred and No/100 ($300.00) Dollars.

       (b) Payment of Seller Debt. As of Closing, Buyer shall pay the outstanding indebtedness of Seller to Candyland, Inc., including any prepayment penalty, pursuant to Seller's Promissory Note payable to Candyland, Inc. dated June 1, 1989.

       (c) At Closing, Seller shall be given credit for prepaid lease payments. Taxes paid, taxes due and advertising contract payments due on transferred assets will be prorated to date of closing, the net amount to be deducted from purchase price if due to the Buyer or added to the purchase price if due to Seller.

       (d) Assumption of Obligations. As further consideration, Buyer shall assume Seller's lease and loan obligations associated with Seller's operating equipment and vehicles as listed on Schedule 2.1(d), such assumed obligations shall not exceed in the aggregate ONE HUNDRED TWENTY FIVE THOUSAND AND NO/100 ($125,000.00) DOLLARS.

       2.2 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated for state and federal income tax purposes in the following manner and that an Internal Revenue Service Form 8594 in the form and substance of Exhibit "2.2" attached hereto shall be timely filed with their respective terms:

STRUCTURES                                                       $16,000,000.00
NON-COMPETITION AGREEMENTS                                       $   200,000.00
GOODWILL, CUSTOMER LISTS, LEASES, ETC.                           $44,300,000.00

In the event of a change in the Purchase Price, the parties agree to effect an appropriate amendment of these allocations at Closing.

3.     TRANSFER OF TITLE.

       At the Closing, Seller agrees to execute a Bill of Sale and Assignment in the form and substance of Exhibit "3" attached hereto transferring fee simple ownership to the Tangible Property, except the property listed on
Schedule 2.1(d), including but not limited to, (a) all billboard structures and
(b) all materials inventory, office equipment, operating equipment, automotive equipment and construction equipment used in Seller's outdoor advertising operations, free and clear of all liens and encumbrances, and transferring all Intangible Assets held by Seller in the Area and





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used by Seller in conducting its outdoor advertising business in the Area including but not limited to: (i) all leases of real property, including without limitation, site leases given by landowners for the purpose of erection of structures for advertising displays enumerated on the attached Schedule "1A" ("Leases"); (ii) except as otherwise provided on Schedule 3, all contracts with third parties and rights of Seller pertaining thereto, including without limitation all contracts for sales of outdoor advertising space and service from the sites of such Leases ("Contracts"); (iii) all permits and tags issued by state, county and city governmental authorities authorizing the outdoor advertising operation conducted on the Lease sites in the Area held by Seller ("Permits"); (iv) all assignable non-competition agreements as they are applicable to the Area, executed by former owners and existing or former employees; and (v) all other intangible assets owned or held by Seller which are used or useful in Seller's outdoor advertising business exclusively in the Area. The originals of all of the Leases, Contracts, Permits, non-competition agreements and all other documents evidencing Intangible Assets will be delivered to Buyer at the offices of the Seller at the Closing Date. Except accounts receivables, no cash or cash equivalents shall be transferred to Buyer. Title to all Real Property of Seller shall be transferred by warranty deed to TLC as of Closing.

4.     REPRESENTATIONS AND WARRANTIES OF SELLER.

       As a material inducement to Buyer to execute this Agreement and to perform or cause the same to be performed, Seller represents and warrants to Buyer that:

       4.1 Existence. Seller is: (i) a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii) has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it; (iii) is duly qualified to transact business and is doing business in the states of Georgia, Florida, North Carolina, South Carolina, Virginia and West Virginia; (iv) is in good standing in all other jurisdictions in which the nature of Seller's business or of its properties makes such qualification necessary; and (v) First Carolina Communications, Inc. is Seller's general partner, duly authorized to act on behalf of Seller.

       4.2 Litigation. Except as set forth on Schedule 4.2, there is not pending, or, to the best knowledge of Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Seller or any of its businesses, assets, or financial conditions, nor any circumstances known to exist by Seller which would give rise to any action, suit or proceeding against Seller that would affect the Property (a "Pending Claim"). Seller is not in default with respect to any order or decree of any such governmental agency or instrumentality, and Seller is not a party to any judgments, orders or decrees whatever which adversely affect or pertain to its operations or the Property. Seller is not presently engaged in any legal action to recover monies due Seller or damages sustained by Seller that might cause a lien to be attached to the Property in the future. Seller agrees to be solely responsible for any and all costs, expenses, settlements, damages, fines and awards associated with any Pending Claim.

       4.3 Lessors, Advertisers and Zoning. To the best of Seller's knowledge, Seller does not have any information indicating that: (a) any major site lessors of Seller intend to breach or terminate any leases with Seller or refuse to renew any leases with Seller upon expiration of the current term; (b) any major advertisers of Seller intend to refuse to meet their current obligations under any contract with Seller, and (c) to Seller's knowledge, Seller has received no information from any governmental authority in the Area declaring, or stating an intent to declare, a moratorium on the





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construction of outdoor advertising displays, or regarding the enactment of ordinances or regulations relating to or creating more restrictive standards with respect to the construction or location of outdoor advertising displays or the outdoor advertising business in general.

       4.4 Title to Property and Encumbrances. As of the Closing Date, Seller shall have good, valid and marketable title to the Property subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction of any kind, including without limitation any retained interest or security interest of any conditional vendor; provided, however, that the Property shall be subject to those certain liens and encumbrances set forth on
Schedule 2.1(d) and to certain prior claims under 4.2 for which Seller shall be solely responsible. Seller has not heretofore obligated itself to dispose of or assign any of the Property. The Property of Seller is in existence and is in the sole possession of Seller.

       4.5 Leases. To the best of Seller's knowledge, except as set forth on Schedule 4.5: (i) substantially all of the leases are in writing; (ii) all of the leases are valid and binding upon the parties except as to the proper landowner, for which Seller represents and warrants substantially all Leases are with the proper landowner; and (iii) all of the leases do not contain any provision prohibiting assignment or requiring the consent of the lessor or sublessor prior to assignment. Seller will deliver to Buyer copies of all of its written ground Lease contracts for all leased locations at a reasonable time prior to the Closing.

       4.6 Condition of Property; Zoning. To the best of Seller's knowledge, all of the outdoor advertising structures, panels and faces, and all appurtenances thereto, being sold hereunder are in existence, as is all other Tangible Property, and meet the material requirements of all existing outdoor advertising Contracts assigned hereunder (including number of boards and illumination). Further, to the best of Seller's knowledge, except as set forth in Schedule 4.6, all of such outdoor advertising structures, panels and faces, and all appurtenances thereto, being sold hereunder were built and are in conformity in all respects with all building, zoning or other applicable ordinances, regulations and laws, are legal and conforming or legal and nonconforming, and all such structures have valid state, county and city (if required) permits and tags. Except as otherwise noted in this Agreement, the Property represents all of the assets used by Seller in the conduct of its outdoor advertising business in the Area. Seller has not received notice, whether from a third party or by independent investigation, to the effect that any Panels (as defined hereinafter) or structures on which Panels are attached make any encroachments on any property, public or private, not properly authorized by a Lease.

       4.7 Compliance with Laws. To the best of Seller's knowledge, Seller has substantially complied with any applicable federal, state, or local statutes, laws, or regulations (except to the extent compliance is limited by the representations and warranties in Sections 4.3 and 4.6, above) affecting the Property or the operation of Seller's business in the Area.

       4.8 Panels Warranty. As of the Closing Date, Seller shall own and operate and have available for renting to advertisers, a minimum of three thousand eight hundred and fifty (3,850) panel faces in the Area and the necessary structures and appurtenances to support these faces (herein sometimes collectively referred to as the "Panels"), substantially all of which shall be standing and in a condition suitable for leasing to advertisers in accordance with past business practices of Seller, together with rights to erect, maintain and operate such Panels as evidenced by the permits, leases and licenses heretofore granted by the owners of the real





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Property upon which such Panels are located.  Schedule 4.8 describes all obligations of Seller for tradeouts or credits.

       4.9 Contracts. To the best of Seller's knowledge, except as set forth on Schedule 4.9, all of the advertising contracts: (i) are in writing;
(ii) are valid and binding upon the parties; and (iii) contain no provisions prohibiting assignment or requiring the consent of the advertiser prior to assignment.

       4.10 Interests in Customers, Suppliers and Competitors. Neither Seller nor, to the knowledge of Seller, any manager or employee of Seller, owns outdoor advertising sites used by Seller for the structures described on Schedule "1A" attached hereto, nor do any of them have any direct or indirect interest in any competitor, supplier or customer of Seller in the Area, in any person from whom Seller or any other person or entity leases sites for outdoor advertising displays in the Area or in any other person or entity with whom Seller is doing business within the Area.

       4.11 Agreement Will Not Cause Breach or Violation. The execution, delivery and performance of this Agreement by Seller and the consummation of the actions contemplated hereby have been duly and effectively authorized by the partners of Seller, as well as by all other requisite corporate action (if any). The execution by Seller of this Agreement and any related agreement or certificate executed in connection herewith: (a) will not cause Seller to violate or contravene (i) any applicable provision of law, (ii) any rule or regulation of any agency of government, or (iii) any order, writ, judgment, injunction, decree, determination or award; (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under the partnership agreement of Seller, any loan or credit agreement, note agreement, deed of trust, mortgage, pledge, security agreement or other agreement, lease or other instrument, commitment or arrangement to which Seller is a party or by which any of the properties, assets or rights of Seller is bound or affected; and (c) will not be an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; and (3) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Property. The business and operations of Seller have been and are being conducted substantially in accordance with all applicable laws, rules and regulations of all authorities.

       4.12 Authority and Consents. Except for those leases and contracts noted as requiring consent to assignment on Schedules 4.5 and 4.9, Seller has the right, power, legal capacity, and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than Seller are necessary in connection with it; provided, however, Seller and Buyer shall each be required to file a notification and report form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act.

       4.13 Proprietary Data. To the best of Seller's knowledge after inquiry of its managers, Seller is the sole owner of its route lists, posting guides, structure lists, lease lists, painting guides, trade secrets, and other technical and proprietary data (the "Confidential Information"), free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of these materials. Except as set forth on
Schedule 4.13 and to the best of Seller's knowledge, the Confidential Information has not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.





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       4.14   Insurance.  Seller maintains the insurance coverages as listed in
Schedule 4.14.

       4.15   Absence of Undisclosed Liabilities.  Except as listed on Schedule
4.2 and except for that certain indebtedness of Seller pursuant to that certain Credit Agreement by and among Seller, Canadian Imperial Bank of Commerce and certain other participating lenders, dated June 12, 1996, which shall be satisfied prior to Closing, Seller does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, which if not paid and satisfied at or prior to the Closing would create a lien or already has created a lien or with respect to which there is a lien securing the payment of said debt, on any or all of the property.

       4.16 Tax Returns. All federal, state, county, city and local tax returns of Seller have been timely filed and all taxes shown to be due thereon have been paid in full at the time of filing of such returns.

       4.17 Labor Matters. Seller is not and has not in the past been a party to collective bargaining agreements with a union. Seller has not experienced any work stoppage or other concerted action by any employees of Seller employed in the Seller's outdoor advertising business in the Area due to labor disagreement.

       4.18 Bulk Sales Law. Buyer shall not become liable to any creditors of Seller for any liabilities of Seller pursuant to the bulk sales law of any state as a result of this transaction.

       4.19 Disclosure. Seller has, in connection with the sale of the Property to Buyer, disclosed to Buyer all material information concerning the Property and has not failed to disclose any information concerning such, which, if known to Buyer, would materially and adversely affect the decisions of Buyer with respect to this transaction.

       4.20 Accuracy. None of the representations and warranties made by Seller, or made in any certificate or memorandum furnished or to be furnished by it, or on its behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

       4.21   Real Property Title.

       4.21.1 Legal Description. Seller does not own any real property in the Area used or useful for outdoor advertising purposes except the Real Property
referred to in Schedule 1B.   Schedule "1B" to this Agreement contains a
complete and accurate legal description of all of the real property owned by Seller and a description of all buildings, fixtures, and other improvements located on the Real Property.

       4.21.2 (a) Hazardous Materials. Except as set forth on Schedule 4.21.2, Seller has not installed any underground storage tanks on the Real Property, and to the best of Seller's knowledge, there are no underground storage tanks located on the Real Property, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, from, or over the Real Property or into or upon ground or surface water on the Real Property. As used in this paragraph, "Hazardous Material" means any hazardous or toxic substance, material, or waste that is regulated by any Federal authority or by any State or local governmental authority where the substance, material, or waste is located. Seller shall provide copies of all written environmental studies, surveys and testing reports which have been prepared for the Real Property.

       4.21.2 (b) To the extent any remediation of an environmental condition on the Real Property is required, Seller shall be





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responsible for the costs incurred by Buyer for the remediation (including, but not limited to, all damages, claims, losses, expenses, costs, obligations, and liabilities (including without limitation, fines, penalties, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with investigation, clean-up and response) only to the extent Buyer demonstrates (1) that the Seller breached its representation and warranty contained in Section 4.21.a, or (2) that such condition violates environmental laws or regulations and (a) such condition was created by the Seller or (b) was created during the Seller's ownership or operation of the Real Property. Notwithstanding any provision of this Agreement to the contrary, Seller shall be responsible for such remediation costs only to the extent such remediation is required by environmental laws, regulations, orders or decrees.

       4.22 Financial Statements. Attached hereto as Schedule 4.22 are the following financial statements (collectively, the "Financial Statements"): (1) audited balance sheets and statements of income, changes in partners' equity, and cash flow as of and for the fiscal years ended December 31, 1995 and December 31, 1994 for Seller; and (ii) unaudited balance sheets and statements of income and cash flow (the "Most Recent Financial Statements") as of and for the eight (8) months ended August 1996 (the "Most Recent Fiscal Month End") for Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of Seller taken as a whole.

       4.23 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that for the purpose of executing this Agreement Buyer shall rely thereon, and such representations and warranties shall continue to and survive the Closing.

5.     REPRESENTATIONS AND WARRANTIES OF BUYER.

       As a material inducement to Seller to execute this Agreement and to perform or cause the same to be performed, Buyer represents and warrants to Seller that:

       5.1 Corporate Existence. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the States of Georgia, Florida, North Carolina, South Carolina, Virginia and West Virginia.

       5.2 Corporate Authority. Buyer has full power and authority to execute and deliver this Agreement, and to perform the transactions contemplated hereby and thereby and has taken all action necessary to authorize the execution, delivery and performance thereof, except Buyer shall be required to file a notification and report form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act.

       5.3 No Legal Bar. The execution, delivery and performance of this Agreement will not violate any provision of any existing law or regulation or of any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or governmental authority, or the articles of incorporation or bylaws of Buyer and will not materially conflict with, or be inconsistent with, any of the terms or provisions of or result in a material breach of, or constitute a material default under, or result in the creation or





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imposition of any material lien on any assets of Buyer pursuant to any material indenture, mortgage, loan or credit agreement, preferred stock provision, or other agreement or instrument to which Buyer is a party or by which Buyer or its assets may be bound or affected.

       5.4 Binding Obligations. This Agreement has been executed and delivered by duly authorized officers of Buyer, and constitutes the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

6.     COVENANTS OF SELLER.

       Seller covenants with Buyer that:

       6.1 Pre-Closing Covenants. Seller agrees as follows with respect to the period between the execution of this Agreement and the Closing.

              (a) Notices and Consents. Seller will file any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

              (b) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any material transaction outside the ordinary course of business prior to Closing, including any acts which would materially compromise the existing security of the Proprietary Information.

              (c) Full Access. Seller will permit representatives of Buyer to have access in a manner so as not to interfere with the normal business operations of Seller at all reasonable times to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller.

       6.2 Closing Documents. At the Closing, Seller shall deliver and/or execute all other documents and items contemplated of it by this Agreement.

       6.3 Non-Competition Agreements. In order to protect the unique assets being acquired and for the consideration set forth therein, Seller shall enter into a Non-Competition Agreement in the form and substance of Exhibit "6.3A" attached hereto, and James A. Eatrides, Thomas C. Parsons and Frank J. Nataro shall enter into a Non-Competition Agreement in the form and substance of Exhibit "6.3B" attached hereto, providing among other things that such parties shall refrain from direct or indirect competitive activities within the Area for a period of five (5) years following the Closing.

       6.4 FIRPTA Certificate/Withholding. At the Closing, Seller shall deliver to Buyer, a certificate made under penalty of perjury by Seller, stating that Seller is not a non-resident alien, foreign corporation, partnership, trust or estate as defined by the Internal Revenue Code (the "IRC") and the regulations promulgated thereunder (the "Treas. Regs.") in the form required by Treas. Regs. Section 1445 and otherwise comply with IRC
Section 1445.





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       6.5    Representations and Warranties.  All representations and
warranties shall survive the sale for a period of one (1) year from the date of Closing, except representations and warranties of due authorization, taxes and title to the Property which shall survive for a period of five (5) years from the date of Closing.

7.     DUE DILIGENCE PERIOD.

       Until November 1, 1996, Buyer and its counsel, accountants, and other representative of Buyer will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to the Seller. Seller will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, records and properties of the Seller that may reasonably be requested.

8.     TERMINATION BY BUYER.

       If Seller materially defaults on any representations, warranties, covenants or agreements under this Agreement, Buyer may on or before the Closing Date give written notice of termination of the Agreement to Seller. The notice shall specify the default or defaults on which the notice of termination is based.

       Seller and Buyer hereby agree that the failure to deliver to Buyer at Closing legally binding rights to all of lessee's interests in those certain forty-one (41) leases between Outdoor South, L.P. and Columbia Outdoor Advertising, Inc., each dated May 1, 1990, on current terms shall constitute a material default of a representation and warranty by Seller hereunder.

       9.     CLOSING.

       9.1 Closing Date. Subject to the terms and conditions of this Agreement, the closing pursuant to this Agreement shall occur on or before December 15, 1996 (the "Closing" or "the Closing Date") and the conveyance and assignment contemplated hereunder shall be effective as of Closing.

       9.2 Execution and Delivery of Documents. At the Closing, the parties shall execute and/or deliver, as appropriate, all instruments, certificates and schedules required hereunder including but not limited to the following:

       (a) Seller. Seller shall execute and/or deliver the following documents and items:

              (1)    Bill of Sale and Assignment as required under Article 3;

              (2) A certified copy of the resolutions of the partners of Seller authorizing the transactions contemplated hereunder in the form and substance of Exhibit "9.2.(a)(2)" attached hereto;

              (3) A certified copy of the partnership agreement of Seller authorizing the transactions contemplated hereunder in the form and substance of Exhibit "9.2(a)(3) attached hereto;

              (4) A certificate of good standing of Seller issued by the Secretary of State's office of the state under whose laws Seller was organized, and a certificate of qualification issued by the Secretary of State's office of each state in which the Seller is qualified to do business;

              (5) A certificate of good standing of Seller's general partner issued by the Secretary of State's office of the State under whose laws Seller's general partner was organized;

              (6) The FIRPTA Certificate in the form and substance of Exhibit "6.4" attached hereto;

              (7) Opinion of Seller's counsel dated as of the date of Closing, substantially in the form and substance of Exhibit "9.2(a)(7)" attached hereto.

       (b)    Buyer.  Buyer shall execute and/or deliver the following items:

              (1) The Purchase Price described in paragraph 2.1(a) hereof shall be placed in escrow pursuant to the terms of the Escrow Agreement;

              (2) A certified copy of the resolutions of the board of directors of Buyer authorizing the transactions contemplated hereunder in the form and substance of Exhibit "9.2(b)(2) attached hereto;

              (3) A certificate of good standing of Buyer issued by the Secretary of State's office of the state under whose laws Buyer was organized, and the certificate of qualification issued by the Secretary of State of the States of Georgia, Florida, North Carolina, South Carolina, Virginia and West Virginia.

       (c) Seller and Buyer. Seller and Buyer shall execute and/or deliver the following items:

              (1) The Non-Competition Agreement by and between Seller and Buyer in the form and substance of Exhibit "6.3A" attached hereto and the Non-Competition Agreements by and between James A. Eatrides, Thomas C. Parsons and Frank J. Nataro and Buyer in the form and substance of Exhibit "6.3B" attached hereto;

              (2) The closing statement in the form of Exhibit "9.2(c)(2)" attached hereto;

              (3) The letter to be sent to the landlords under the Leases ("Landlord Letter") to be signed by Seller and Buyer in the form and substance of Exhibit "9.2(c)(3)" attached hereto; and

              (4) The letter to be sent to the customers under the Contracts ("Customer Letter") signed by Seller and Buyer in the form and substance of Exhibit "9.2(c)(4)" attached hereto.

              (5) A letter informing the appropriate governmental entities that issued Permits to Seller of the transfer of the Permits from Seller to Buyer, in the form and substance of Exhibit "9.2(c)(5)" attached hereto;

       9.3 Further Acts. At the Closing and as may be required from time to time after the Closing, Seller shall execute any other assignments and instruments of conveyance and transfer as shall be necessary to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Property.

10.   INDEMNIFICATION.

       10.1 (a)     INDEMNITY BY SELLER.  SELLER AGREES TO INDEMNIFY BUYER,
ITS DIRECTORS, AGENTS, AND EMPLOYEES, AGAINST, AND TO HOLD EACH OF THEM HARMLESS FROM, ALL CLAIMS, SUITS, LOSSES, LIABILITIES, COSTS, DAMAGES AND EXPENSES (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY FEES, INCLUDING ATTORNEY FEES NECESSARY TO ENFORCE THEIR RIGHTS TO INDEMNIFICATION HEREUNDER) ARISING FROM OR RESULTING BY REASON OF: (A) ANY ADVERSE AND INACCURATE REPRESENTATION MADE BY OR ON BEHALF OF SELLER IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO; (B) THE BREACH OF ANY OF THE WARRANTIES OR AGREEMENTS MADE BY OR ON BEHALF OF SELLER IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO; (C) THE BREACH OR DEFAULT IN THE PERFORMANCE BY SELLER OF ANY OF THE OBLIGATIONS TO BE PERFORMED BY IT HEREUNDER; (D) ANY CLAIM BY ANY PERSON THAT THE TRANSFER OF THE PROPERTY TO BUYER HEREUNDER IS IN VIOLATION OF THE UNIFORM COMMERCIAL CODE OR THE "BULK TRANSFER" PROVISIONS IN EFFECT IN ANY JURISDICTION; (E) ANY CLAIM BY ANY PERSON THAT BUYER IS LIABLE FOR OBLIGATIONS OF SELLER, NOT EXPRESSLY ASSUMED BY BUYER HEREUNDER, OR UNDER THE BILL OF SALE AND ASSIGNMENT, AS A SUCCESSOR CORPORATION PURSUANT TO THE CONTINUITY OF ENTERPRISE DOCTRINE; OR (F) ALL OTHER INDEBTEDNESS, CLAIMS AND LIABILITIES, CONTINGENT OR OTHERWISE, OF WHATEVER KIND OR NATURE, OF SELLER NOT EXPRESSLY ASSUMED BY BUYER HEREUNDER OR UNDER THE BILL OF SALE AND ASSIGNMENT, WHENEVER ARISING. THERE SHALL BE NO CLAIM FOR LOST PROFITS.

       10.1 (b)     SELLER SHALL NOT HAVE ANY LIABILITY OR OBLIGATION UNDER
SECTION 10.1(a) WITH RESPECT TO ANY BREACH OF A REPRESENTATION OR WARRANTY MADE BY SELLER (EXCEPT BREACHES WITH RESPECT TO SECTION 4.21.2(b) UNLESS THE AGGREGATE OF ALL SUCH CLAIMS FOR WHICH SELLER WOULD, NOT FOR THIS PROVISION, BE LIABLE EXCEEDS ON A CUMULATIVE BASIS FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS, AND IF SUCH AMOUNT IS EXCEEDED, SELLER'S LIABILITY SHALL INCLUDE ALL INDEMNITY AMOUNTS UNDER 10.1(a), AND SELLER SHALL NOT HAVE ANY LIABILITY OR OBLIGATION UNDER SECTION 10.1(a) WITH RESPECT TO ANY BREACH OF A COVENANT OF OR A REPRESENTATION OR WARRANTY MADE BY SELLER WITH RESPECT TO SECTIONS 4.21.2(b) UNLESS, THE AGGREGATE OF ALL CLAIMS FOR WHICH SELLER WOULD, BUT FOR THIS PROVISION, BE LIABLE EXCEEDS ON A CUMULATIVE BASIS TWENTY-FIVE THOUSAND AND NO/100 ($25,000.00) DOLLARS. ANY PAYMENT MADE PURSUANT TO THE REPRESENTATIONS AND WARRANTIES UNDER SECTION 4.21.2(b) SHALL NOT BE INCLUDED IN THE CALCULATION OF AGGREGATE PAYMENTS UNDER SECTION 10.1(a). UNDER NO CIRCUMSTANCES SHALL THE BUYER BE ENTITLED TO INDEMNIFICATION FOR CLAIMS UNDER THIS AGREEMENT IN THE AGGREGATE FOR AN AMOUNT IN EXCESS OF FIVE MILLION ($5,000,000.00) DOLLARS.

       10.2 BUYER SHALL INDEMNIFY SELLER, ITS OFFICERS, PARTNERS, AGENTS, AND EMPLOYEES, AGAINST, AND TO HOLD EACH OF THEM HARMLESS FROM, ALL CLAIMS, SUITS, LOSSES, LIABILITIES, COSTS, DAMAGES AND EXPENSES (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY FEES, INCLUDING ATTORNEY FEES NECESSARY TO ENFORCE THEIR RIGHTS TO INDEMNIFICATION HEREUNDER) ARISING FROM OR RESULTING BY REASON OF:
(A) ANY ADVERSE AND INACCURATE REPRESENTATION MADE BY OR ON BEHALF OF BUYER IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO;
(B) THE BREACH OR DEFAULT IN THE PERFORMANCE BY BUYER OF ANY OF THE OBLIGATIONS OR COVENANTS TO BE PERFORMED BY IT HEREUNDER; (C) ANY OBLIGATION OR LIABILITY OF SELLER EXPRESSLY ASSUMED BY BUYER PURSUANT TO THE TERMS OF THIS

AGREEMENT OR THE BILL OF SALE AND ASSIGNMENT; OR (D) ANY LIABILITY OR OBLIGATION ARISING OUT OF THE OPERATION OF BUYER'S OUTDOOR ADVERTISING BUSINESS IN THE AREA FROM AND AFTER THE CLOSING DATE.

       10.3 Conditions of Indemnification. The obligations and liabilities of Seller under Section 10.1 above with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

        (a) Notice. Buyer will give notice of any such claim promptly after Buyer receives notice thereof, and Seller will assume the defense thereof by representatives of its own choosing.
               However, at all times, Buyer shall have the right to participate in the defense at its expense.

        (b) Defense. In the event that the Seller, within a reasonable time after notice of any such claim, but in no event later than thirty (30) days after such notice, fails to defend against such claim, Buyer will, upon notice to Seller, have the right to undertake the defense at the reasonable expense of Seller, subject to the right of the Seller to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

        (c) Injunctions. Anything in this paragraph 10.3 to the contrary notwithstanding, (i) if there is any reasonable probability that a claim may materially and adversely affect Buyer, other than as a result of money damages or other money payments, Buyer shall have the right, at its cost and expense, to defend, compromise or settle such claim, and (ii) Seller shall not, without the Buyer's written consent, settle or compromise any claim or consent to entry of any judgment which does not include an unconditional term by which the claimant or the plaintiff gives to the Buyer a full and unconditional release from all liability in respect of such claim.

       10.4 Notice of Other Claims. In the event Buyer should have a claim against Seller hereunder that does not involve a third party claim, the Buyer shall notify Seller with reasonable promptness of the such claim, specifying the nature of and specific basis for such claim and the amount of such claim. Seller shall remit payment for the amount of such claim upon receipt of an invoice therefor, or in the event of a dispute, Buyer and Seller shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

       10.5 Liability of Seller's General Partner. The liability of Seller's general partner for any indemnification claim arising from this Agreement shall be limited to such general partner's share of the Purchase Price received with respect to its partnership interest as a result of the transactions contemplated hereunder.

11.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

       All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

       11.1 Buyer's Representations and Warranties. All of the representations, warranties and covenants of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and shall have been complied with as of the Closing as though made at such time.

       11.2 Litigation. No action or proceeding shall have been instituted or, to Buyer's knowledge, threatened, and no order, decree or judgment of any court, agency, commission or authority shall be existing questioning the validity of this Agreement or seeking to restrain the consummation of the transactions contemplated by this Agreement that will render it impossible to consummate the transactions provided for in this Agreement, provided that such action or proceeding has not been instituted or threatened by Seller (or any party or entity affiliated with or related to Seller), and provided further that no such order, decree or judgment has resulted from an action or proceeding instituted by Seller (or any party or entity affiliated with or related to Seller).

       11.3 Opinion of Buyer's Counsel. At the Closing, Buyer shall deliver to Seller an opinion of Buyer's counsel, Kean, Miller, Hawthorne, D'Armond, McCowan and Jarman, Attorneys at Law, Baton Rouge, Louisiana, dated as of the Closing Date, substantially in the form and substance of Exhibit "11.3" attached hereto.

12.    OBLIGATIONS AND ACCOUNTS RECEIVABLE.

       Accounts receivable are to be conveyed hereunder. Buyer does not assume any obligations of Seller except obligations under the Leases, Contracts and Structures described in Schedule "1A" attached hereto.

13.    EMPLOYEE MATTERS.

       13.1 Retention of Employees. Nothing in this Agreement (i) obligates Buyer to hire any particular employee after the Closing, (ii) requires Buyer to provide any employee any particular level of compensation or benefits, (iii) restricts Buyer's right to terminate the employment of any employee following the Closing, or (iv) obligates Buyer to assume any existing union collective bargaining agreements.

       13.2 Liability to or for Employees. Buyer shall not be liable for any expense or liability that may arise from an employee's employment with or termination by Seller prior to the Closing, and Seller agrees to indemnify Buyer for any such expense or liability.

14.  MISCELLANEOUS.

       14.1 Brokerage. The parties severally represent to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the assistance of any broker, finder, agent or other originator who is entitled to a fee or commission for such service, except for the brokerage agreement between Seller and Communications Equity Associates for which Seller shall be solely liable.

       14.2 Payment of Expenses. Each party will bear all of its own costs incurred in connection with the transactions contemplated by this Agreement, including, but not limited to, any closing costs and attorneys' fees.

       14.3 Integration and Assignment. This Agreement, including all exhibits attached hereto or expressly referred to herein contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes and supplants any and all prior agreements with respect thereto. There shall be no assignment, modification or amendment unless consented to in writing and signed by Seller and Buyer.

       14.4 Governing Law and Venue. This Agreement is made in and shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina and venue for any action relating thereto shall be in the State of South Carolina.

       14.5 Cumulative Rights. The rights, powers and remedies of the parties of this Agreement are cumulative and concurrent and in addition to other rights, remedies and powers.

       14.6 Sales Tax. Any sales tax or transfer tax liability arising under the laws of any State in which Property hereunder is being transferred shall be borne by Seller, which shall indemnify and hold harmless Buyer for any such sales tax or transfer tax liability which may result from the transactions contemplated hereunder.

       14.7 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

       14.8 Waivers. Any failure of any party hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other party or parties.

       14.9 Headings. The headings of the various Articles and Paragraphs herein have been included for convenience of reference only and shall not affect in any way the express provisions of this Agreement.

       14.10 Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

       14.11 Definitions. All of the terms that are defined herein shall have the definitions in the exhibits and schedules attached hereto unless expressly modified in the exhibits and schedules.

       14.12 Bulk Sales Law. Without admitting that the bulk sales law of any state is applicable to the transactions contemplated by this Agreement, the parties waive and agree not to comply with the bulk sales law of any state and Seller shall indemnify and hold harmless Buyer, its stockholders, officer and directors from and against any and all liabilities arising by reason of such noncompliance in connection with the sale of the Property to Buyer.

       14.13 Knowledge Defined. For the purposes of this agreement "Seller's knowledge" or to the "best of Seller's knowledge" shall mean information known to James A. Eatrides, Thomas C. Parsons, Frank J. Nataro, E.B. Chester, Jr. or Ashoka Varma, and after reasonable inquiry of Seller's managers.

15.    Consulting

       Buyer and E.B. Chester, Jr. have agreed that E. B. Chester, Jr. will provide consulting services to Buyer after Closing.

16.    NOTICES.

       Any notice, communication, request, reply or advice (hereinafter severally and collectively called "Notice") provided or permitted to be given, made or accepted by any party in this Agreement must be in writing and may be given or served by depositing the same, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to the person to be notified. Notice deposited in the mail in the manner herein described shall be effective when so deposited. For purposes of any Notice the address of the parties shall, until changed as hereinafter provided, be as follows:

          IF TO SELLER:

          Outdoor East, L.P.
          c/o First Carolina Communications, Inc.
          Attn: E. B. Chester, Jr.
          Suite 101
          108 S. Frontage Road, W.
          Vail, Colorado 81657
          Telephone:  970/476-2002

                With a copy to:

                R. Alexander Bransford, Jr.
                Kilpatrick & Cody
                Suite 2800
                1100 Peachtree Street
                Atlanta, Georgia 30309-4530
                Telephone: (904) 815-6480

          IF TO BUYER:

          Mr. Kevin P. Reilly, Jr.
          Lamar Advertising Company
          Post Office Box 66338
          Baton Rouge, Louisiana 70896
          Telephone:  926-1005
          Facsimile:  923-0658

                With a copy to:

                Mr. Ben R. Miller, Jr.
                KEAN, MILLER, HAWTHORNE, D'ARMOND,
                   McCOWAN & JARMAN, L.L.P.
                Post Office Box 3513
                Baton Rouge, Louisiana 70821
                Telephone:  (504) 387-0999
                Facsimile:  (504) 388-9133

or at such other address as Buyer or Seller may have advised the other in writing.

          IN WITNESS WHEREOF, Buyer and Seller have caused these presents to be executed by themselves or their duly authorized officer as the case may be.

                                   SELLER:

WITNESSES:                         OUTDOOR EAST, L.P.
                                   BY: First Carolina Communications, Inc.,
                                   its general partner


-----------------------------      By:
                                      ----------------------------
                                      E. B. Chester, Jr., Chairman


-----------------------------

                                    BUYERS:

WITNESSES:                          LAMAR ADVERTISING COMPANY


------------------------------      By:
                                       -------------------------------
                                       Kevin P. Reilly, Jr., President


------------------------------



                                    TLC PROPERTIES, INC.



------------------------------      By:
                                       -------------------------------
                                       Kevin P. Reilly, Jr., President


------------------------------

EXHIBITS:

2.2        IRS Form 8594
3.0        Bill of Sale and Assignment
6.3A       Non-Competition Agreement of Seller
6.3B       Non-Competition Agreement of Partners of Seller
6.4        FIRPTA Certificate
9.2(a)(2)  Resolutions of Seller
9.2(a)(3)  Consent of Partners
9.2(a)(7)  Opinion of Seller's Counsel
9.2(b)(2)  Resolutions of Buyer
9.2(c)(2)  Closing Statement
9.2(c)(3)  Letter to Landlords
9.2(c)(4)  Letter to Customers
9.2(c)(5)  Acknowledgement of Transfer of Permits

SCHEDULES:

A          List of Counties
1A(i)      List of Structures
1A(ii)     List of Contracts
1A(iii)    List of Leases
1A(iv)     List of Permits
1B         List of Real Property
1C         Stock Option Agreements; Amendment
1D         Chesapeake Owners Asset Option and Reimbursement Agreement;
           Amendment
2.1(d)     Assumption of Obligations
3          Contracts Not Assigned to Buyer
4.2        Litigation
4.5        Lease Exceptions
4.6        Condition of Property; Zoning Exceptions
4.8        List of Tradeouts or Credits owed by Seller
4.9        Contract Exceptions
4.13       Proprietary Data Exceptions
4.14       List of Insurance
4.21.2     Hazardous Materials Exceptions
4.22       Financial Statements